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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                    NASTECH REPORTS POSITIVE PYY OBESITY AND
               APOMORPHINE SEXUAL DYSFUNCTION CLINICAL TRIAL DATA

-PHASE I-B OBESITY CLINICAL TRIAL DEMONSTRATES PYY-RELATED APPETITE SUPPRESSION,
               CALORIE REDUCTION AND AN ACCEPTABLE SAFETY PROFILE-

      -PHASE II MAXIMUM TOLERATED DOSE ERECTILE DYSFUNCTION CLINICAL TRIAL
          DEMONSTRATES APOMORPHINE IS SAFE AND WELL TOLERATED AT DOSES
                     SIGNIFICANTLY ABOVE EFFICACIOUS DOSES-

BOTHELL, WASH., MARCH 10, 2004 -- Nastech Pharmaceutical Company Inc. (Nasdaq:
NSTK), a leader in drug delivery technology, today reported positive results from a Phase I-B study with PYY 3-36 (PYY) nasal spray for obesity and positive results from a Phase II Maximum Tolerated Dose (MTD) study with apomorphine nasal spray for sexual dysfunction.

PYY 3-36 PHASE I-B CLINICAL STUDY

In January, 2004 Nastech initiated a Phase I-B dose-range finding study in healthy overweight men and women with a Body Mass Index of 27-40 kg/m2. The study was a randomized five-way crossover, double-blind, placebo controlled trial with assessment of appetite and food intake for the 24 hour period (from lunch one day to breakfast the next day) following a single administration of a PYY nasal spray or a placebo nasal spray before the lunch meal. Pharmacokinetics, vital signs, nasal tolerance and safety were also evaluated.

Eleven subjects completed the study; one dropped out due to problems of venous access for the blood draws. Results in 9 of 11 subjects indicate that a single dose of PYY nasal spray reduced average calorie intake for each meal, with the greatest reduction at the lunch meal, and overall for the 24-hour period. PYY also reduced appetite, as determined by Visual Analog Scale assessment, and was well tolerated; side effects were generally mild and all resolved without treatment. Two subjects did not respond. Nastech is developing intellectual property around the understanding of this difference

The mean reduction in lunch time calories following all doses of PYY was 8.2% in the 9 of 11 responders. The mean reduction in lunch calories following the single most effective dose of PYY was 23% in responders. Five of eleven subjects had a reduction in calorie consumption of 24% or greater after one of the PYY doses and two subjects had a reduction of over 55% after one of the PYY doses compared to the placebo treatment.

As measured by Visual Analog Scores, all nasal PYY administrations produced a reduction in hunger scores compared with placebo. For example, at 60 minutes after administration, mean hunger scores were lower than baseline by 2% for placebo and by 5% to 19% for different PYY dosage groups. Despite the single dose and relatively short half-life (about 1 hour in our I-A study), cumulative 24-hour hunger scores were also reduced for subjects receiving PYY compared to placebo. Similar PYY-dependent changes were seen for VAS questions related to fullness and the amount they thought they could eat. That is, the PYY treated subjects, although blinded to treatment, stated they were less hungry, had a greater feeling of fullness and thought they could eat less food after receiving PYY compared to placebo.

The mean reduction in 24-hour total calories for all doses was 4% while the mean reduction for the most effective single dose was 15%. Four subjects had reduced 24-hour calorie intake over


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15% with two of those subjects over 30% comparing PYY administration to placebo.
This calorie reduction was observed in a setting of boundless, attractive food choices, a single dose of PYY, and the absence of diet counseling or instructions about eating behavior. To put this in perspective, the average American adult consumes 2,750 calories per day, and a 4% to 15% daily calorie reduction and without other changes would produce an approximate 11 to 43 pound annual weight loss. Increasing dose concentration, frequency or more importantly, invoking some diet and/or exercise intervention, could improve these results.

PYY was well tolerated in this study. All adverse events but one were rated as mild; one was rated as moderate. All resolved without treatment. Following placebo administration, we observed one episode each of drowsiness, headache and nasal congestion possibly related to administration, in this case, of the placebo. Nasal administration of PYY produced one episode each of bloating and dry throat at the lowest PYY dose; one report of lethargy, headache, blurred vision, and nausea and two episodes of throat dryness at the middle PYY dose; and one episode of nausea, headache, sore throat, lethargy, and dizziness at the highest PYY dose.

"We are encouraged by the results of this Phase I-B PYY study since we are seeing appetite reduction, calorie reduction, even without dietary intervention or behavioral changes, and a well tolerated safety profile," commented Gordon Brandt, M.D., Executive Vice President, Clinical and Medical Affairs. "Once the Phase I-B and Phase I-C studies are completed and the data is analyzed we hope to be in a position to advance the program into Phase II weight loss studies.

In Q4, 2003 Nastech reported results of a Phase I-A dose-ranging study designed to determine the timing and extent of PYY appearance in the blood stream following intranasal administration. After nasal administration, PYY was increased in the plasma as early as 5 minutes and reached peak levels at 15 to 20 minutes, simulating the normal release kinetics following a meal. The peak values increased with rising dose and showed strong dose proportionality. The highest group-mean PYY plasma levels were over 6-fold higher than the pre-meal levels measured in this study and significantly above the levels reported in the literature to occur after eating. The plasma half-life measured was approximately one hour after nasal administration, which is similar to what occurs naturally after a meal.

The safety profile of PYY in this Phase I-A study was encouraging. There was no nasal discomfort and there were no significant vital sign changes in any subject at any time. Dose-related nausea and lightheadedness was seen only in subjects with blood levels above a 4-fold increase from baseline.

In February, 2004 Nastech initiated a Phase I-C dose-sequencing, double blind, placebo controlled, in-clinic study. This study is being conducted primarily to determine the optimal dosing sequence for PYY, in other words whether once, twice, or three times a day, and before which meals, achieves optimal satiety and calorie reduction. The study also is assessing inter- and intra-subject variability and gender effects on appetite scores, caloric reduction, pharmacokinetics and safety. This study is expected to be the final step prior to initiation of Phase II trials.

APOMORPHINE MAXIMUM TOLERATED DOSE STUDY

The MTD study, initiated in June 2003, was designed to determine if typical apomorphine-related side effects, such as hypotension or low blood pressure, nausea, vomiting or syncope, the medical term for fainting, occur with the nasal dosage form and if they do, at what dose they occur. The multi-center, double blind, placebo controlled study enrolled 102 men age 50 to 82 years approximately half of whom had erectile dysfunction. The study involved a single daily active- or


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placebo-dose administration for seven consecutive days. Doses began at 0.5 mg and escalated in increments of 0.25 mg. Vital signs were measured both supine and standing to observe orthostatic effects and ECG measurements were taken during the five hours after each dose.

Based on the results of this study, doses up to 1.75 mg are safe and well tolerated and doses up to 2.0 mg are acceptable for further in-clinic safety studies. Results indicate that there is no clinically or statistically significant effect on the group means for systolic, diastolic, or mean arterial blood pressure, supine or standing, at doses up to 2.0 mg nor is there a trend across dosage groups.

The per event frequency of non-symptomatic systolic hypotension, defined as a drop of >20 mm Hg divided by the number of measurements taken, was 5% for the placebo group and 5% to 8% for the apomorphine treatment groups. The per event frequency of symptomatic hypotension was zero for the placebo and 0% to 1.6% for the apomorphine treatment groups. This is in comparison to the PDE-5 inhibitors, which are known to cause blood pressure drops in subjects under similar controlled clinical conditions.

The per event frequency of nausea, defined as the occurrence of nausea divided by the number of doses given, was 2% or less for all apomorphine groups up to
1.75 mg and was 6% for the 2.0 mg dosage group. There was no vomiting in patients receiving less than 2.0 mg and the per event frequency of vomiting at
2.0 mg was 2%. For perspective, nausea or dyspepsia is the third most frequent adverse event seen in efficacy trials of sildenafil, a PDE-5 inhibitor, after headache and facial flushing.

The per event frequency of dizziness, defined as the occurrence of dizziness divided by the number of doses, was 1% to 3% at doses of 0.5 mg to 1.0 mg and was 1% to 5% at doses of 1.25 mg to 2.0 mg.

With respect to ECG changes, the FDA has identified QTc prolongation as a significant safety concern for all pharmaceuticals, due to the potential to produce rare but sometimes fatal cardiac arrhythmias. Therefore, QTc interval, using the Fridericia correction, was measured after all doses in all patients. There was no prolongation in group mean QTc intervals at any time after any dose of apomorphine. For perspective, the PD5 inhibitor vardenafil contains a "precaution" in its product labeling because it was associated with QTc prolongation during controlled clinical trials.

There was no occurrence of syncope at any time after any dose of apomorphine in the approximately 700 doses administered in this study. Syncope occurs with a sublingual formulation of apomorphine and this was a significant concern for regulatory authorities reviewing that dosage form.

"The substantial safety profile difference between our nasal dosage form of apomorphine and the sublingual dosage form in apomorphine in clinical trials to date, as well as its efficacy, is a demonstration of the value proposition for nasal delivery of apomorphine," stated Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer of Nastech. "The next step for this program is to submit this data together with protocols for further studies to the FDA and to obtain regulatory guidance on a program intended to permit development, and if successful, approval and marketing of apomorphine nasal spray for sexual dysfunction."

Dr. Steven C. Quay, M.D., Ph.D., Chairman, President and Chief Executive Officer, will host the Company's 2003 earnings conference call today at 11:00 a.m. Eastern time. Fourth quarter and


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2003 financial results as well as clinical results from the PYY Phase I-B study and apomorphine MTD study will be discussed during the call. To access the live call or the two-day archive via the Internet, log on to http://www.nastech.com. Please connect to the Company's website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast. We advise turning off any pop-up blockers in order to access the call via the Internet. Telephone replay is available approximately two hours after the call through March 17, 2004. To access the replay, please call 800-428-6051 (U.S.) or 973-371-5319 (international). The conference ID number is 335861.

ABOUT OBESITY
On March 9, 2004 HHS Secretary Tommy G. Thompson announced a new obesity national education campaign and a new obesity research strategy at HHS' National Institutes of Health (NIH). HHS' release of its new education campaign with the Ad council and NIH research agenda coincided with publication of the CDC study in this week's Journal of the American Medical Association. The study, "Actual Causes of Death in the United States, 2000," finds that 400,000 deaths in the U.S. (17 percent of all deaths) were related to poor diet and physical inactivity. "Poor diet and physical inactivity may soon overtake tobacco as the leading cause of death," the study concludes. The article is available at http://jama.ama-assn.org. Secretary Thompson announced that the NIH is developing a Strategic Plan for NIH Obesity Research. The strategy will intensify research to better understand, prevent and treat obesity through behavioral and environmental approaches to modifying lifestyle; pharmacologic, surgical and other medical approaches; and breaking the link between obesity and diseases such as type 2 diabetes, heart disease and some forms of cancer. The NIH draft strategic plan is available at http://obesityresearch.nih.gov.

ABOUT NASTECH
Nastech Pharmaceutical Company Inc. is an emerging pharmaceutical company developing products based on applying our proprietary drug delivery technologies, with approximately 195 patents and applications filed. The Company is developing molecular biology based technologies for delivering both small and large molecule drugs by nasal administration, along with an extended release oral delivery technology. The Company's intranasal drug delivery technology may lead to greater drug efficacy, speed of action, safety, and patient compliance. Nastech is developing a diverse product portfolio across multiple therapeutic areas, including products targeted for the treatment of male and female sexual dysfunction, obesity, pain management, osteoporosis, and multiple sclerosis. Additional information about Nastech is available at http://www.Nastech.com.

NASTECH SAFE HARBOR STATEMENT
Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement made by the Company. These factors include, but are not limited to: (i) the ability of the Company to obtain additional funding; (ii) the ability of the Company to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the Company's and/or a partner's ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) the Company's and/or a partner's ability to obtain required governmental approvals, including product and patent approvals; and (v) the Company's and/or the Company's partner's ability to develop and commercialize products that can compete favorably with those of competitors. In addition, significant fluctuations in quarterly results may


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occur as a result of the timing of milestone payments, the recognition of revenue from Milestone payments and other sources not related to product sales to third parties, and the timing of costs and expenses related to the Company's research and development program. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions in such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events or circumstances, except as otherwise required by securities and other applicable laws.

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CONTACT:

Matthew D. Haines
Director, Corporate Communications
(212) 297-6198
mhaines@nastech.com

Burns McClellan
Aline Schimmel (Investors)
Kathy L. Jones, Ph.D. (Media)
(212) 213-0006